Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

10 Year Autocallable Securities Linked to SPXF3EV6

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures 35% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF3EV6”)
Pricing date:	November 20, 2026
Valuation dates:	Quarterly, beginning approximately one year after issuance
Final valuation date:	November 24, 2036
Maturity date:	November 28, 2036
Final buffer value:	60.00% of the initial underlying value
Buffer percentage:	40.00%
Automatic early redemption:

If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	16.75% per annum
CUSIP / ISIN:	17334D2F8 / US17334D2F83
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):

•If the final underlying value is greater than or equal to the initial underlying value:

$1,000 + the premium applicable to the final valuation date

•If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value:

$1,000

•If the final underlying value is less than the final buffer value:

$1,000 + [$1,000 × (the underlying return + the buffer percentage)]

If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated October 30, 2026

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
November 22, 2027	16.75%	$1,167.50
February 24, 2028	20.9375%	$1,209.375
May 24, 2028	25.125%	$1,251.25
August 24, 2028	29.3125%	$1,293.125
November 24, 2028	33.50%	$1,335.00
February 26, 2029	37.6875%	$1,376.875
May 24, 2029	41.875%	$1,418.75
August 24, 2029	46.0625%	$1,460.625
November 26, 2029	50.25%	$1,502.50
February 25, 2030	54.4375%	$1,544.375
May 24, 2030	58.625%	$1,586.25
August 26, 2030	62.8125%	$1,628.125
November 25, 2030	67.00%	$1,670.00
February 24, 2031	71.1875%	$1,711.875
May 27, 2031	75.375%	$1,753.75
August 25, 2031	79.5625%	$1,795.625
November 24, 2031	83.75%	$1,837.50
February 24, 2032	87.9375%	$1,879.375
May 24, 2032	92.125%	$1,921.25
August 24, 2032	96.3125%	$1,963.125
November 24, 2032	100.50%	$2,005.00
February 24, 2033	104.6875%	$2,046.875
May 24, 2033	108.875%	$2,088.75
August 24, 2033	113.0625%	$2,130.625
November 25, 2033	117.25%	$2,172.50
February 24, 2034	121.4375%	$2,214.375
May 24, 2034	125.625%	$2,256.25
August 24, 2034	129.8125%	$2,298.125
November 24, 2034	134.00%	$2,340.00
February 26, 2035	138.1875%	$2,381.875
May 24, 2035	142.375%	$2,423.75
August 24, 2035	146.5625%	$2,465.625
November 26, 2035	150.75%	$2,507.50
February 25, 2036	154.9375%	$2,549.375
May 27, 2036	159.125%	$2,591.25
August 25, 2036	163.3125%	$2,633.125

If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity.

Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
100.00%	$2,675.00
50.00%	$2,675.00
25.00%	$2,675.00
0.00%	$2,675.00
-0.01%	$1,000.00
-25.00%	$1,000.00
-40.00%	$1,000.00
-40.01%	$999.90
-50.00%	$900.00
-75.00%	$650.00
-100.00%	$400.00

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

•Your potential return on the securities is limited.

•The securities do not pay interest.

•You will not receive dividends or have any other rights with respect to the underlying.

•The securities may be automatically redeemed prior to maturity.

•The securities offer downside exposure, but no upside exposure, to the underlying.

•The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index.

•The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index.

•The underlying may be adversely affected by a time lag in its volatility targeting mechanism.

•The underlying may be adversely affected by a “decay” effect.

•The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost.

•The performance of the underlying will be reduced by a decrement of 6% per annum.

•The underlying may not fully participate in any appreciation of the Underlying Futures Index.

•The underlying may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility.

•The underlying may significantly underperform the S&P 500® Index.

•The underlying has limited actual performance information.

•An affiliate of ours participated in the development of the underlying.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.